EXHIBIT 99.1

Whole Foods Market Reports Third Quarter Results

Comparable Store Sales Increase 7.5%; Company Produces Operating Margin of 7.5%, a 20% Increase in Diluted Earnings per Share to $0.38, Raises EPS Outlook for Fiscal Year 2013, and Provides Initial Outlook for Fiscal Year 2014

AUSTIN, Texas, July 31, 2013 (GLOBE NEWSWIRE) -- Whole Foods Market, Inc. (Nasdaq:WFM) today reported results for the 12-week third quarter ended July 7, 2013. All references to shares outstanding and per share amounts are adjusted to reflect a two-for-one stock split on May 29, 2013.

For the quarter, sales increased 12% to $3.1 billion. Comparable store sales increased 7.5%, and identical store sales, excluding four relocations and one expansion, increased 7.2%. Earnings before interest, taxes, depreciation and amortization ("EBITDA") increased 17% from the prior year to $306 million or 10.0% of sales, net income increased 21% to $142 million, and diluted earnings per share increased 20% to $0.38.

"We are dedicated to providing communities with fresh, healthy, natural and organic food and are on track to deliver our fourth consecutive year of increases in new store openings. We continue to gain market share and see demand for 1,000 Whole Foods Market stores in the U.S. alone," said Walter Robb, co-chief executive officer of Whole Foods Market. "Our outstanding operational performance is funding our growth, and our new stores are creating a cycle of innovation across the company. We have signed 50 new leases over the last 12 months, increasing our development pipeline to 94 leases, and expect accelerating square footage growth for several years to come."

The following table shows the Company's sales results for the last four quarters and for the first three weeks of the fourth quarter through July 28, 2013. Comparable and identical store sales growth for all quarters is calculated on a same-calendar-week to same-calendar-week basis. Sales growth in Q4 of fiscal year 2012 is presented on a 12-week to 12-week basis.

	4Q12	1Q13	2Q13		3Q13	(i)	QTD 4Q13

Sales growth	14.1%	13.7%	13.3%		12.1%	(ii)

Comparable store sales growth	8.5%	7.2%	6.9%		7.5%		5.8%
Two-year comps	17.3%	15.9%	15.9%	(iii)	16.4%	(iii)	15.6%

Identical store sales growth	8.3%	7.1%	6.6%		7.2%		5.5%
Two-year idents	16.7%	15.3%	15.0%	(iii)	15.8%	(iii)	14.9%

(i)Includes an estimated 45 basis point positive impact from the Team Member Appreciation Double Discount Day
(ii)Positive impact from Team Member Appreciation Double Discount Day offset by a decrease in wholesale revenue
(iii)Adjusted for the Q2 positive impact and Q3 negative impact of the Easter shift in fiscal year 2012 versus 2011

For the quarter, gross profit increased 61 basis points to 36.6% of sales driven by improvements in cost of goods sold and occupancy costs as a percentage of sales. LIFO was a $0.5 million credit this year versus a $1.0 million charge in the prior year, a positive impact of five basis points. Direct store expenses increased 27 basis points to 25.6% of sales. Leverage in wages was more than offset by increases in team member benefits, primarily team member discount costs related to Team Member Appreciation Double Discount Day. As a result, store contribution improved 35 basis points to 11.0% of sales.

For stores in the identical store base, gross profit improved 79 basis points to 36.7% of sales, direct store expenses increased one basis point to 25.3% of sales, and store contribution improved 78 basis points to 11.4% of sales.

G&A expenses improved eight basis points to 3.1% of sales due primarily to leverage in wages at the Company's regional and global offices.

During the quarter, the Company produced $228 million in cash flow from operations and invested $113 million in capital expenditures, of which $69 million related to new stores. This resulted in free cash flow of $115 million. In addition, the Company paid $37 million in quarterly dividends to shareholders and repurchased $25 million of its common stock. The Company ended the quarter with total cash and cash equivalents, restricted cash, and investments of approximately $1.5 billion. Total debt (capital lease obligations) was $27 million.

Additional information on the quarter for comparable stores and all stores is provided in the following table.

Comparable Stores	Comps	ROIC*	# of Stores	Average Size	Total Square Feet
Over 15 years old (19 years old, s.f. weighted)	5.8%	140%	84	28,300	2,375,200
Between 11 and 15 years old	6.9%	96%	69	33,000	2,274,900
Between eight and 11 years old	5.8%	103%	46	38,200	1,758,400
Between five and eight years old	7.9%	53%	53	54,000	2,863,800
Between two and five years old	9.3%	31%	51	46,100	2,351,000
Less than two years old (including four relocations)	17.2%	19%	25	37,500	937,900

All comparable stores (9.5 years old, s.f. weighted)	7.5%	64%	328	38,300	12,561,300
All stores (9.0 years old, s.f. weighted)		58%	351	38,000	13,355,000

*Defined as annualized store-level income after taxes divided by average invested capital; does not reflect any as-if effect of capitalizing operating leases

Fiscal Year-to-Date Results

For the 40-week period ended July 7, 2013, sales increased 13% to $9.9 billion. Comparable store sales increased 7.2%, and identical store sales, excluding four relocations and three expansions, increased 6.9%. EBITDA increased 18% to $948 million or 9.5% of sales, net income increased 22% to $430 million, and diluted earnings per share increased 20% to $1.15.

Year to date, the Company has produced $818 million in cash flow from operations and invested $377 million in capital expenditures, of which $226 million related to new stores. This resulted in free cash flow of $441 million. In addition, the Company has paid $471 million in quarterly and special dividends to shareholders and repurchased $88 million of common stock.

The following table shows the Company's results for the fiscal year for certain line items compared to its historical three-year ranges and averages. Sales growth for fiscal year 2012 is adjusted to be on a 52-to-52 week basis.

	FY10-FY12 Results			FY13
	Low	High	Average	YTD
Sales growth	12.1%	13.5%	12.6%	13.1%
Comparable store sales growth	7.1%	8.7%	8.1%	7.2%
Identical store sales growth	6.5%	8.4%	7.8%	6.9%
Ending square footage growth	5.3%	7.6%	6.4%	7.1%
Percent of sales from new & relocated stores	4.2%	5.8%	5.1%	5.6%

Gross profit	34.8%	35.5%	35.1%	35.9%
Direct store expenses	25.5%	26.4%	25.9%	25.4%
Store contribution	8.4%	10.0%	9.2%	10.5%
G&A expenses	3.0%	3.2%	3.1%	3.0%

Growth and Development

The Company opened four stores in the third quarter. In the fourth quarter, the Company has opened four stores so far and expects to open eight additional stores. The Company currently has 355 stores open totaling approximately 13.5 million square feet.

The Company recently signed 12 new leases averaging 41,000 square feet in size in Little Rock, AR; Dublin, CA; Los Angeles, CA; Walnut Creek, CA; Davie, FL; Augusta, GA; Lake Forest, IL; East Lansing, MI; St. Paul, MN; Lake Norman, NC; Columbus, OH; and Houston, TX. These stores currently are scheduled to open in fiscal year 2014 and beyond.

The following table provides additional information about the Company's store openings in fiscal years 2012 and 2013 year to date; leases currently tendered but unopened; and total development pipeline (including leases currently tendered) for stores scheduled to open through fiscal year 2017.

	Stores	Stores	Current	Current
	Opened	Opened	Leases	Leases
New Store Information	FY12	FY13 YTD	Tendered	Signed
Number of stores (including relocations)	25	24	21	94
Number of relocations	1	4	3	11
Number of lease acquisitions, ground leases, & owned properties	0	3	6	6
New markets	8	9	6	21
Average store size (gross square feet)	35,500	35,700	37,300	37,800
Total square footage	887,400	855,700	784,000	3,569,000
Average tender period in months	7.9	9.3
Average pre-opening expense per store (incl. rent)	$1.7 mil
Average pre-opening rent per store	$0.6 mil

Outlook for Fiscal Years 2013 and 2014

The following table provides information on the Company's updated outlook for fiscal year 2013. The Company notes that fiscal year 2013 is a 52-week year comparing against 53 weeks last year, with the extra week last year falling in the fourth quarter, making it a 13-week quarter.

Based on its year-to-date results and updated assumptions for the fourth quarter, the Company is raising its EPS range to $1.45 to $1.46. On a 52-week to 52-week basis, the Company now expects diluted earnings per share growth of 17% to 18% on sales growth of approximately 13%.

The Company continues to expect a significant year-over-over increase in pre-opening and relocation expense in the fourth quarter based on the opening of 12 new stores along with a high number of openings in the first quarter of 2014.

For fiscal year 2014, the Company expects sales growth of 12% to14%, comparable store sales growth of 6.5% to 8.0%, and identical store sales growth of 6.0% to 7.5%. The Company expects diluted earnings per share of $1.69 to $1.72, an increase of 17% to 18% over expected fiscal year 2013 EPS of $1.45 to $1.46.  The Company expects ending square footage growth of 8% to 9% based on the opening of 33 to 38 new stores, two to three of which will be relocations.

	FY13	FY13	Q3 YTD	Q4
	Prior Outlook	Current Outlook	Actuals	Implied Outlook
Sales growth	10% - 11%*	11%*	13%	3% - 4%*
Comparable store sales growth	6.7% - 7.5%	7.2% - 7.3%	7.2%	7.0% - 7.5%
Two-year comps	15.5% - 16.2%	15.9% - 16.0%	16%	15.5% - 16.0%
Identical store sales growth	6.5% - 7.2%	6.8% - 7.0%	6.9%	6.5% - 7.0%
Two-year idents	14.8% - 15.6%	15.2% - 15.3%	15.3%	14.8% - 15.3%
Three-year idents	23.2% - 23.9%	23.6% - 23.7%	23.7%	23.2% - 23.7%

Number of new stores	32	32	20	12
% of sales from new stores	6%	6%	6%	6%
Ending square footage growth	8%	8%	7%	8%

G&A expenses	3.1%	3.1%	3.0%	3.2%
Pre-opening and relocation costs	$69 - $72 mil	$68 - $70 mil	$46 mil	$22 - $24 mil
Operating margin	6.7%	6.8%	7%	6.1% - 6.2%
EBITDA	$1.19 - $1.20 bil	$1.20 - $1.21 bil	$948 mil	$255 - $260 mil

Tax rate	38.5%	38.5%	38.5%	38.5%
Diluted shares outstanding	375 mil	375 mil	374 mil	376 mil

Diluted EPS	$1.43 - $1.45	$1.45 - $1.46	$1.15	$0.30 - $0.31
YOY % change	13% - 15%*	15% - 16%*	20%	0% - 4%*

Capital expenditures	$565 - $615 mil	$525 - $550 mil	$377 mil	$148 - $173 mil

*Growth rates reflect the extra week in fiscal year 2012.
On a 52-week to 52-week basis:
Sales growth	12% - 14%	13%	13%	12%
Operating income before pre-opening	18% - 20%	20% - 21%	21%	16% -20%
Diluted EPS growth	15% - 17%	17% - 18%	20%	7% - 11%

The following table provides information about the Company's estimated store openings through fiscal year 2014.

			Average Square	Ending Square
	Estimated Openings	Relocations	Feet per Store	Footage Growth
Fiscal year 2013	32	5	35,000	8%
Fiscal year 2014	33 - 38	2 - 3	38,000	8% - 9%

Over the long term, the Company considers 1,000 stores to be a reasonable indication of its market opportunity in the United States as the Whole Foods Market brand continues to strengthen, consumer demand for natural and organic products continues to increase, and the Company's flexibility on new store size opens up additional market opportunities. The Company believes Canada and the United Kingdom hold great promise as well.

About Whole Foods Market

Founded in 1980 in Austin, Texas, Whole Foods Market (www.wholefoodsmarket.com) is the leading retailer of natural and organic foods and America's first national "Certified Organic" grocer. In fiscal year 2012, the Company had sales of approximately $12 billion and currently has 355 stores in the United States, Canada, and the United Kingdom. Whole Foods Market employs approximately 76,000 team members and has been ranked for 16 consecutive years as one of the "100 Best Companies to Work For" in America by Fortune magazine.

Forward-looking statements

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements. These risks include general business conditions, changes in overall economic conditions that impact consumer spending, including fuel prices and housing market trends, the impact of competition and other risks detailed from time to time in the SEC reports of Whole Foods Market, including Whole Foods Market's report on Form 10-K for the fiscal year ended September 30, 2012. Whole Foods Market undertakes no obligation to update forward-looking statements.

The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CT.  The dial-in number is (866) 952-1906, and the conference ID is "Whole Foods." A simultaneous audio webcast will be available at www.wholefoodsmarket.com.

Whole Foods Market, Inc.
Consolidated Statements of Operations (unaudited)
(In millions, except per share amounts)

	12 weeks ended		40 weeks ended
	July 7, 2013	July 1, 2012	July 7, 2013	July 1, 2012
Sales	$ 3,058	$ 2,727	$ 9,941	$ 8,788
Cost of goods sold and occupancy costs	1,939	1,746	6,373	5,659
Gross profit	1,119	981	3,568	3,129
Direct store expenses	781	689	2,529	2,242
Store contribution	338	292	1,039	887
General and administrative expenses	95	88	302	278
Operating income before pre-opening and store closure	243	204	737	609
Pre-opening expenses	13	12	37	33
Relocation, store closure and lease termination costs	2	4	9	8
Operating income	228	188	691	568
Investment and other income, net of interest expense	2	2	8	6
Income before income taxes	230	190	699	574
Provision for income taxes	88	73	269	221
Net income	$ 142	$ 117	$ 430	$ 353

Basic earnings per share	$ 0.38	$ 0.32	$ 1.16	$ 0.97
Weighted average shares outstanding	371.4	367.5	370.9	363.1

Diluted earnings per share	$ 0.38	$ 0.31	$ 1.15	$ 0.96
Weighted average shares outstanding, diluted basis	374.6	371.8	374.2	367.5

Dividends declared per common share	$ 0.10	$ 0.07	$ 1.30	$ 0.21

A reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations follows:

	12 weeks ended		40 weeks ended
	July 7, 2013	July 1, 2012	July 7, 2013	July 1, 2012
Net income (numerator for basic and diluted earnings per share)	$ 142	$ 117	$ 430	$ 353
Weighted average common shares outstanding (denominator for basic earnings per share)	371.4	367.5	370.9	363.1
Potential common shares outstanding:
Incremental shares from assumed exercise of stock options	3.2	4.3	3.3	4.4
Weighted average common shares outstanding and potential additional common shares outstanding (denominator for diluted earnings per share)	374.6	371.8	374.2	367.5

Basic earnings per share	$ 0.38	$ 0.32	$ 1.16	$ 0.97
Diluted earnings per share	$ 0.38	$ 0.31	$ 1.15	$ 0.96

Whole Foods Market, Inc.
Consolidated Statements of Comprehensive Income (unaudited)
(In millions)

	12 weeks ended		40 weeks ended
	July 7, 2013	July 1, 2012	July 7, 2013	July 1, 2012
Net income	$ 142	$ 117	$ 430	$ 353
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments	(6)	(3)	(11)	--
Other comprehensive (loss) income, net of tax	(6)	(3)	(11)	--
Comprehensive income	$ 136	$ 114	$ 419	$ 353

Whole Foods Market, Inc.
Consolidated Balance Sheets (unaudited)
(In millions)

Assets	July 7, 2013	September 30, 2012
Current assets:
Cash and cash equivalents	$ 311	$ 89
Short-term investments - available-for-sale securities	678	1,131
Restricted cash	110	103
Accounts receivable	181	197
Merchandise inventories	390	374
Prepaid expenses and other current assets	87	77
Deferred income taxes	144	132
Total current assets	1,901	2,103
Property and equipment, net of accumulated depreciation and amortization	2,324	2,193
Long-term investments - available-for-sale securities	355	221
Goodwill	679	663
Intangible assets, net of accumulated amortization	66	62
Deferred income taxes	55	43
Other assets	14	9
Total assets	$ 5,394	$ 5,294

Liabilities and Shareholders' Equity
Current liabilities:
Current installments of capital lease obligations	$ 1	$ 1
Accounts payable	230	247
Accrued payroll, bonus and other benefits due team members	355	307
Dividends payable	37	26
Other current liabilities	431	396
Total current liabilities	1,054	977
Long-term capital lease obligations, less current installments	26	23
Deferred lease liabilities	482	441
Other long-term liabilities	47	51
Total liabilities	1,609	1,492

Commitments and contingencies

Shareholders' equity:
Common stock, no par value, 600.0 shares authorized; 374.9 and 371.6 shares issued; and 372.3 and 370.9 shares outstanding at 2013 and 2012, respectively	2,726	2,592
Common stock in treasury, at cost, 2.6 and 0.7 shares at 2013 and 2012, respectively	(116)	(28)
Accumulated other comprehensive (loss) income	(6)	5
Retained earnings	1,181	1,233
Total shareholders' equity	3,785	3,802
Total liabilities and shareholders' equity	$ 5,394	$ 5,294

Whole Foods Market, Inc.
Consolidated Statements of Cash Flows (unaudited)
(In millions)

	40 weeks ended
	July 7, 2013	July 1, 2012
Cash flows from operating activities
Net income	$ 430	$ 353
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	257	235
Share-based payment expense	43	29
LIFO expense	2	2
Deferred income tax (benefit) expense	(24)	11
Excess tax benefit related to exercise of team member stock options	(30)	(38)
Accretion of premium/discount on marketable securities	23	9
Deferred lease liabilities	36	58
Other	13	7
Net change in current assets and liabilities:
Accounts receivable	15	(12)
Merchandise inventories	(18)	(41)
Prepaid expenses and other current assets	(12)	3
Accounts payable	(16)	2
Accrued payroll, bonus and other benefits due team members	49	38
Other current liabilities	54	72
Net change in other long-term liabilities	(4)	3
Net cash provided by operating activities	818	731
Cash flows from investing activities
Development costs of new locations	(226)	(189)
Other property and equipment expenditures	(151)	(137)
Purchases of available-for-sale securities	(1,104)	(2,303)
Sales and maturities of available-for-sale securities	1,393	1,569
Increase in restricted cash	(7)	(12)
Payment for purchase of acquired entities	(22)	--
Other investing activities	(7)	(2)
Net cash used in investing activities	(124)	(1,074)
Cash flows from financing activities
Common stock dividends paid	(471)	(69)
Issuance of common stock	61	325
Purchase of treasury stock	(88)	(28)
Excess tax benefit related to exercise of team member stock options	30	38
Payments on capital lease obligations	(1)	--
Net cash (used in) provided by financing activities	(469)	266
Effect of exchange rate changes on cash and cash equivalents	(3)	--
Net change in cash and cash equivalents	222	(77)
Cash and cash equivalents at beginning of period	89	212
Cash and cash equivalents at end of period	$ 311	$ 135

Supplemental disclosure of cash flow information:
Federal and state income taxes paid	$ 296	$ 154

Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In millions)

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Adjusted EBITDA and Free Cash Flow in the press release as additional information about its operating results. These measures are not in accordance with, or an alternative to, GAAP. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing the financial results of the Company as well as a component of incentive compensation.

The Company defines Adjusted EBITDA as EBITDA plus non-cash share-based payment expense and deferred rent. The following is a tabular reconciliation of the non-GAAP financial measure Adjusted EBITDA to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	12 weeks ended		40 weeks ended
EBITDA and Adjusted EBITDA	July 7, 2013	July 1, 2012	July 7, 2013	July 1, 2012
Net income	$ 142	$ 117	$ 430	$ 353
Provision for income taxes	88	73	269	221
Investment and other income, net of interest expense	(2)	(2)	(8)	(6)
Operating income	228	188	691	568
Depreciation and amortization	78	73	257	235
EBITDA	306	261	948	803
Share-based payment expense	13	9	43	29
Deferred rent	9	9	27	30
Adjusted EBITDA	$ 328	$ 279	$ 1,018	$ 862

The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures. The following is a tabular reconciliation of the Free Cash Flow non-GAAP financial measure.

	12 weeks ended		40 weeks ended
Free Cash Flow	July 7, 2013	July 1, 2012	July 7, 2013	July 1, 2012
Net cash provided by operating activities	$ 228	$ 214	$ 818	$ 731
Development costs of new locations	(69)	(74)	(226)	(189)
Other property and equipment expenditures	(44)	(38)	(151)	(137)
Free Cash Flow	$ 115	$ 102	$ 441	$ 405

Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In millions)

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Return on Invested Capital ("ROIC") as additional information about its operating results. This measure is not in accordance with, or an alternative to, GAAP. The Company's management believes that this presentation provides useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses this measure for reviewing the financial results of the Company as well as a component of incentive compensation. The Company defines ROIC as annualized adjusted earnings divided by average invested capital. Earnings are annualized on a 52-week basis. Adjustments to earnings are defined in the following tabular reconciliation. Invested capital reflects an average of the trailing four quarters.

	12 weeks ended		40 weeks ended
ROIC	July 7, 2013	July 1, 2012	July 7, 2013	July 1, 2012
Net income	$ 142	$ 117	$ 430	$ 353
Interest expense, net of taxes	--	--	--	--
Adjusted earnings	142	117	430	353

Total rent expense, net of taxes[1]	52	48	169	157
Estimated depreciation on capitalized operating leases, net of taxes[2]	(35)	(32)	(113)	(105)
Adjusted earnings, including interest related to operating leases	159	133	486	405

Annualized adjusted earnings	$ 614	$ 507	$ 559	$ 459
Annualized adjusted earnings, including interest related to operating leases	$ 689	$ 576	$ 632	$ 527

Average working capital, excluding current portion of long-term debt	$ 945	$ 818	$ 945	$ 818
Average property and equipment, net	2,249	2,041	2,249	2,041
Average other assets	1,033	915	1,033	915
Average other liabilities	(511)	(438)	(511)	(438)
Average invested capital	$ 3,716	$ 3,336	$ 3,716	$ 3,336
Average estimated asset base of capitalized operating leases[3]	2,895	2,641	2,895	2,641
Average invested capital, adjusted for capitalization of operating leases	$ 6,611	$ 5,977	$ 6,611	$ 5,977

ROIC	16.5%	15.2%	15.0%	13.8%
ROIC, adjusted for capitalization of operating leases	10.4%	9.6%	9.6%	8.8%

[1] Total rent includes minimum base rent of all tendered leases
[2] Estimated depreciation equals two-thirds of total rent expense
[3] Estimated asset base equals eight times total rent expense
CONTACT: Cindy McCann
         VP of Investor Relations
         512.542.0204